Exhibit 99.1

BBSI Reports Second Quarter 2017 Financial Results

- Q2 Net Revenues up 11% to $225.6 Million (Non-GAAP Gross Revenues up 14%) -

VANCOUVER, Washington, August 8, 2017 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 11% to $225.6 million.
•	Non-GAAP gross revenues up 14% to $1.3 billion.
•	Net income up 31% to $11.1 million, or $1.47 per diluted share, compared to net income of $8.5 million, or $1.16 per diluted share.

“We had a strong quarter represented by record gross client additions while maintaining retention of greater than 90%,” said Michael Elich, president and CEO of BBSI. “In the second quarter, we added 269 net new clients, driven in part by strong growth across all markets, underscoring the consistency of our model and width of new business pipelines. Same-customer sales were up 7.6%, an improvement over the first quarter but still lagging our historical average. Given this dynamic, we have decided to slightly lower our full-year and rolling 12-month outlook.”

Second Quarter 2017 Financial Results

Net revenues in the second quarter of 2017 increased 11% to $225.6 million compared to $203.4 million in the second quarter of 2016.

Total non-GAAP gross revenues in the second quarter increased 14% to $1.3 billion compared to $1.1 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s client count and same-customer sales growth.

Net income for the second quarter of 2017 increased 31% to $11.1 million, or $1.47 per diluted share, compared to net income of $8.5 million, or $1.16 per diluted share, in the year-ago quarter.

Revised Outlook

Given the continued softness of same-customer sales trends, BBSI now expects non-GAAP gross revenues for the next 12-month period (through June 30, 2018) to increase approximately 15% (previous outlook was 16%). For the full year 2017, the Company now expects diluted earnings per share to be approximately $3.10, up 22% compared to $2.55 per diluted share in 2016 (previous outlook was $3.65 per share). This continues to assume approximately $0.13 per diluted share in estimated costs associated with accounting and securities law issues, as well as the return to an effective tax rate of approximately 32.9%. The revised earnings per share guidance also assumes non-GAAP gross revenue growth in 2017 of approximately 14%.

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Conference Call

BBSI will conduct a conference call tomorrow, August 9, 2017 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2017. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, August 9, 2017

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-726-2413

International dial-in number: 1-719-325-4893

Conference ID: 5249588

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through September 9, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 5249588

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

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	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
Non-GAAP (in thousands)	June 30,		June 30,
	2017	2016	2017	2016

Gross revenues:
Professional employer services	$1,260,683	$1,102,884	$2,422,443	$2,130,482
Staffing services	37,856	37,641	75,644	73,932
Total gross revenues	1,298,539	1,140,525	2,498,087	2,204,414
Gross cost of revenues:
Direct payroll costs	1,093,291	958,458	2,104,981	1,852,508
Payroll taxes and benefits	93,946	82,885	209,345	186,645
Workers’ compensation	67,088	56,929	129,097	112,621
Total gross cost of revenues	1,254,325	1,098,272	2,443,423	2,151,774
Gross margin	$44,214	$42,253	$54,664	$52,640

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A reconciliation of net revenues to non-GAAP gross revenues is as follows:

	(Unaudited)
	Three Months Ended June 30,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2017	2016	2017	2016	2017	2016

Revenues:
Professional employer services	$187,718	$165,776	$1,072,965	$937,108	$1,260,683	$1,102,884
Staffing services	37,856	37,641	-	-	37,856	37,641
Total revenues	$225,574	$203,417	$1,072,965	$937,108	$1,298,539	$1,140,525
Cost of revenues	$181,360	$161,164	$1,072,965	$937,108	$1,254,325	$1,098,272

	(Unaudited)
	Six Months Ended June 30,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2017	2016	2017	2016	2017	2016

Revenues:
Professional employer services	$359,927	$320,452	$2,062,516	$1,810,030	$2,422,443	$2,130,482
Staffing services	75,644	73,932	-	-	75,644	73,932
Total revenues	$435,571	$394,384	$2,062,516	$1,810,030	$2,498,087	$2,204,414
Cost of revenues	$380,907	$341,744	$2,062,516	$1,810,030	$2,443,423	$2,151,774

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,000 clients across all lines of business in 20 states. For more information, please visit www.barrettbusiness.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, economic conditions in the Company’s service areas, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers’ compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2016 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$17,865	$50,768
Trade accounts receivable, net	147,141	126,484
Prepaid expenses and other	8,582	3,899
Investments	965	5,675
Restricted cash and investments	87,516	48,557
Total current assets	262,069	235,383
Investments	590	642
Property, equipment and software, net	27,035	26,673
Restricted cash and investments	259,797	252,707
Goodwill	47,820	47,820
Other assets	3,196	9,293
Deferred income taxes	9,292	9,370
	$609,799	$581,888

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,945	4,944
Accrued payroll, payroll taxes and related benefits	166,982	153,110
Income taxes payable	174	3,041
Other accrued liabilities	7,891	7,674
Workers’ compensation claims liabilities	88,431	81,339
Safety incentives liability	26,084	24,835
Total current liabilities	294,728	275,164
Long-term workers’ compensation claims liabilities	241,648	231,198
Long term debt	4,263	4,392
Customer deposits and other long-term liabilities	1,297	1,441
Stockholders’ equity	67,863	69,693
	$609,799	$581,888

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues:
Professional employer service fees	$187,718	$165,776	$359,927	$320,452
Staffing services	37,856	37,641	75,644	73,932
Total revenues	225,574	203,417	435,571	394,384
Cost of revenues:
Direct payroll costs	28,486	28,223	57,196	55,649
Payroll taxes and benefits	93,946	82,885	209,346	186,645
Workers’ compensation	58,928	50,056	114,365	99,450
Total cost of revenues	181,360	161,164	380,907	341,744
Gross margin	44,214	42,253	54,664	52,640
Selling, general and administrative expenses	28,060	28,490	54,670	50,394
Depreciation and amortization	985	769	1,927	1,518
Income (loss) from operations	15,169	12,994	(1,933)	728
Other income (expense), net	1,326	6	1,401	(2)
Income (loss) before income taxes	16,495	13,000	(532)	726
Provision for (benefit from) income taxes	5,369	4,478	(431)	207
Net income (loss)	$11,126	$8,522	$(101)	$519
Basic income (loss) per common share	$1.53	$1.18	$(0.01)	$0.07
Weighted average basic common shares outstanding	7,254	7,210	7,252	7,209
Diluted income (loss) per common share	$1.47	$1.16	$(0.01)	$0.07
Weighted average diluted common shares outstanding	7,550	7,328	7,252	7,323

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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